UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (date of earliest event reported): August 30, 2010


                               CEL-SCI CORPORATION
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             (Exact name of Registrant as specified in its charter)



          Colorado                    0-11503                   84-0916344
    --------------------        -----------------------    ---------------------
(State or other jurisdiction     (Commission File No.)       (IRS Employer
   of incorporation)                                        Identification No.)


                         8229 Boone Boulevard, Suite 802
                             Vienna, Virginia 22182
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          (Address of principal executive offices, including Zip Code)



       Registrant's telephone number, including area code: (703) 506-9460

                                       N/A
                        -----------------------------
          (Former name or former address if changed since last report)



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Item 1.01   Entry into Material Definitive Agreement

Patricia B. Prichep / Eyal Talor, Ph.D.

      On August 30, 2010, CEL-SCI entered into a three-year employment agreement with Patricia B. Prichep, CEL-SCI's Senior Vice President of Operations. The employment agreement with Ms. Prichep provides that during the term of the agreement CEL-SCI will pay Ms. Prichep an annual salary of $194,298 plus any increases approved by the Board of Directors during the period of the employment agreement.

      On August 30, 2010, CEL-SCI also entered into a three-year employment agreement with Eyal Talor, Ph.D., CEL-SCI's Chief Scientific Officer. The employment agreement with Dr. Talor provides that during the term of the agreement CEL-SCI will pay Dr. Talor an annual salary of $239,868 plus any increases approved by the Board of Directors during the period of the employment agreement.

      If Ms. Prichep or Dr. Talor resigns within ninety (90) days of the occurrence of any of the following events: (i) a relocation (or demand for relocation) of employee's place of employment to a location more than thirty-five (35) miles from employee's current place of employment, (ii) a significant and material reduction in employee's authority, job duties or level of responsibility or (iii) the imposition of significant and material limitations on employee's autonomy in her or his position, the employment agreement will be terminated and the employee will be paid the salary provided by the employment agreement through the date of termination and the unvested portion of any stock options held by the employee will vest immediately.

      In the event there is a change in the control of CEL-SCI, the employment agreements with Ms. Prichep and Dr. Talor allow Ms. Prichep and/or Dr. Talor (as the case may be) to resign from her or his position at CEL-SCI and receive a lump-sum payment from CEL-SCI equal to 18 months salary. In addition, the unvested portion of any stock options held by the employee will vest immediately. For purposes of the employment agreements, a change in the control of CEL-SCI means: (1) the merger of CEL-SCI with another entity if after such merger the shareholders of CEL-SCI do not own at least 50% of voting capital stock of the surviving corporation; (2) the sale of substantially all of the assets of CEL-SCI; (3) the acquisition by any person of more than 50% of CEL-SCI's common stock; or (4) a change in a majority of CEL-SCI's directors which has not been approved by the incumbent directors.

      The employment agreements with Ms. Prichep and Dr. Talor will also terminate upon the death of the employee, the employee's physical or mental disability, willful misconduct, an act of fraud against CEL-SCI, or a breach of the employment agreement by the employee. If the employment agreement is terminated for any of these reasons the employee, or her or his legal representatives, as the case may be, will be paid the salary provided by the employment agreement through the date of termination.

Maximilian de Clara

     In April 2005, CEL-SCI entered into a three-year employment agreement with Maximilian de Clara, CEL-SCI's President. The employment agreement provided that CEL-SCI would pay Mr. de Clara an annual salary of $363,000 during the term of the agreement. On September 8, 2006 Mr. de Clara's Employment Agreement was


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amended and  extended to April 30,  2010.  The terms of the  amendment to Mr. de
Clara's employment agreement are referenced in a report on Form 8-K filed with the Securities and Exchange Commission on September 8, 2006. On August 30, 2010, Mr. de Clara's employment agreement, as amended on September 8, 2006, was extended to August 30, 2013.

      In the event that there is a material reduction in Mr. de Clara's authority, duties or activities, or in the event there is a change in the control of CEL-SCI, the agreement allows Mr. de Clara to resign from his position at CEL-SCI and receive a lump-sum payment from CEL-SCI equal to 18 months salary and the unvested portion of any stock options would vest immediately. For purposes of the employment agreement, a change in the control of CEL-SCI means the sale of more than 50% of the outstanding shares of CEL-SCI's common stock, or a change in a majority of CEL-SCI's directors.

      The employment agreement will also terminate upon the death of Mr. de Clara, Mr. de Clara's physical or mental disability, the conviction of Mr. de Clara for any crime involving fraud, moral turpitude, or CEL-SCI's property, or a breach of the employment agreement by Mr. de Clara. If the employment agreement is terminated for any of these reasons, Mr. de Clara, or his legal representatives, as the case may be, will be paid the salary provided by the employment agreement through the date of termination.


Item 9.01 Financial Statements and Exhibits

Exhibit #            Description

10(j)                Employment Agreement with Patricia B. Prichep

10(k)                Employment Agreement with Dr. Eyal Talor

10(l)                Amendment to Employment Agreement with Maximilian de Clara

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  September 2, 2010                CEL-SCI CORPORATION



                                    By:  /s/ Patricia B. Prichep
                                        --------------------------------------
                                        Patricia B. Prichep
                                        Senior Vice President of Operations






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